Exhibit 99.1

October 19, 2007

Two Italian manufacturing operations of Nokia Siemens Networks to be transferred to Jabil.

Multi-Year manufacturing agreement signed between the two companies.

Nokia Siemens Networks Italy has signed a contract for the transfer of the manufacturing functions of its Cassina de’ Pecchi and Marcianise facilities to Jabil Circuit Italy, upon completion of the legal asset transfer procedure. Having received European Union (EU) antitrust authorities approval, the closing is expected to occur on November 1st. The two companies also signed a long-term manufacturing agreement.

Nokia Siemens Networks Italy announced it has signed with Jabil Circuit an agreement for the transfer of the manufacturing operations in Cassina de Pecchi (Mi) and Marcianise (Ce).

Having received EU antitrust authorities approval, the closing is expected to occur on November 1st. Employees currently working at both locations will transfer to their new employer at equivalent terms and conditions.

The Marcianise site employs 335 and its main manufacturing lines are GSM and Edge Radio Access, while the Cassina site employs 277 and manufactures microwave devices for wireline and wireless networks.

Jabil, a global electronic solutions company, will take control of the two manufacturing sites whose activity will continue on the same sites that Jabil will lease from Nokia Siemens Networks. Jabil is currently a manufacturing partner of the parent companies of Nokia Siemens Networks and will utilize its manufacturing sites for production of the telecommunication products.

“The signature of this agreement confirms a long-term partnership which will offer Nokia Siemens Networks the opportunity to compete in the highly complex and competitive telecommunication market and optimize overall manufacturing capabilities in a time when global competition results in intense cost pressure,” said Herbert Merz, Head of Operations at Nokia Siemens Networks. “Moreover, we are also able to preserve the whole value chain in Italy, securing important high-tech manufacturing jobs while achieving flexibility for our future development.”

“We are delighted to become a preferred supplier to Nokia Siemens Networks and hope to build on this relationship in the years to come,” said Maurice Dunlop, Vice President, Global Business Units. “We have enjoyed a long and successful presence in Italy. We believe this agreement strengthens our position in Italy and enhances our global standing as a leading provider of telecommunications infrastructure hardware.”

About Nokia Siemens Networks

Nokia Siemens Networks is a leading global enabler of communications services. The company provides a complete, well-balanced product portfolio of mobile and fixed network infrastructure solutions and addresses the growing demand for services with 20,000 service professionals worldwide. Nokia Siemens Networks is one of the largest telecommunications infrastructure companies with operations in 150 countries. The company is headquartered in Espoo, Finland. www.nokiasiemensnetworks.com

About Jabil

Jabil is an electronic product solutions company providing comprehensive electronics design, manufacturing and product management services to global electronics and technology companies. Jabil helps bring electronics products to the market faster and more cost effectively by providing complete product supply chain management around the world. With more than 75,000 employees and facilities in 20 countries, Jabil provides comprehensive, individualized-focused solutions to customers in a broad range of industries. Jabil common stock is traded on the New York Stock Exchange under the symbol, “JBL”. Further information is available on the company’s website: jabil.com.

Media Enquiries	Investor & Media Contact:

Stefan Mueller	Beth Walters
Tel.: +49 (0) 175 265 46 62	Vice President, Investor Relations
E-Mail: stefan.mueller@nsn.com	Jabil Circuit, Inc.
(727) 803-3349
Vitaliano Vitale	investor_relations@jabil.com
Tel.: + 39 335 8215046
E-Mail: vitaliano.vitale@nsn.com

This news release contains forward-looking statements, including those regarding Jabil’s ability to successfully satisfy the conditions to complete the acquisition of these manufacturing operations, Jabil’s ability to realize the benefits of this transaction, including and augmenting customer relationships, Jabil’s growth strategy, Jabil’s long term growth prospects and other statements. These statements are based on current expectations, forecasts and assumptions involving risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to: Jabil’s ability to consummate the acquisition and satisfy the conditions to closing this acquisition; Jabil’s ability to successfully address the challenges associate with integrating this acquisition; the Securities and Exchange Commission having views different from Jabil’s on the results of the review of Jabil’s past stock option grants conducted by a Special Committee of Jabil’s Board and Governmental Authorities and the review of Jabil’s historical recognition of its revenue by Jabil’s Audit Committee; risks and costs inherent in litigation, including any pending or future litigation relating to Jabil’s stock option grants, the restatement of Jabil’s financial statements as a result of the evaluation of Jabil’s historical stock option practices and revenue recognition and associated financial statements or any declines on the price of Jabil’s stock; whether Jabil’s realignment of its capacity will adversely affect its cost structure, ability to service customers and labor relations; Jabil’s ability to successfully address the challenges associated with integrating its acquisition of Green Point; Jabil’s ability to take advantage of perceived benefits of offering customers vertically integrated services; Jabil’s ability to effectively address certain operational issues that have adversely affected certain of its US operations; changes in technology; competition; anticipated growth for Jabil and its industry that may not occur; managing rapid growth; managing any rapid declines in customer demand that may occur; Jabil’s ability to successfully consummate acquisitions; managing the integration of businesses Jabil acquires; risks associated with international sales and operations; retaining key personnel; Jabil’s dependence on a limited number of large customers; business and competitive factors generally affecting the electronic manufacturing services industry, Jabil’s customers and Jabil’s business; other factors that Jabil may not have currently identified or quantified; and other risks, relevant factors and uncertainties identified in Jabil’s Annual Report on Form 10-K for the fiscal year ended August 31, 2006, subsequent Reports on Form 10-Q and Form 8-K and Jabil’s other securities filings. Jabil disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.